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                                                                     Exhibit 2.1


                           PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT (this "Agreement"), dated June 29, 2001, is entered into between FIRST BANK OF BEVERLY HILLS, a federal savings bank ("Seller"), iPayment Holdings, Inc., a Tennessee corporation ("iPayment"), and Beverly Hills Acquisition Corp., a Tennessee corporation, a wholly owned subsidiary of iPayment ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller has entered into certain merchant service agreements ("Merchant Agreements") regarding credit card processing services provided by Seller to merchants (as defined below); certain merchant solicitation agreements, independent sales organization and agent agreements (as listed on Exhibit A attached hereto); certain agreements with vendors (as listed on Exhibit B attached hereto), (all of which are collectively referred to as the "Bank Agreements") pursuant to which Seller acquired certain rights and obligations with respect to the solicitation and maintenance of a portfolio (the "Seller Portfolio") of merchants participating in Seller's merchant bank card transaction processing system. The Seller Portfolio consists of merchants (the "Merchants") identified on Exhibit C hereto.

         WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Seller Portfolio, together with certain other assets described in Schedule 1.01 hereto;

         NOW, THEREFORE, IN CONSIDERATION of the promises and of the mutual representations, warranties and covenants which are made and to be performed by the respective parties, it is agreed as follows:

                                    ARTICLE I
                      PURCHASE AND SALE OF SELLER PORTFOLIO

         1.01. Purchase and Sale of Seller Portfolio. Subject to the terms and conditions of this Agreement, and subject to Seller's receipt of the purchase price set forth in Section 1.05(a), on the "Closing Date" (as defined in Section 1.08 hereof), Seller shall sell, assign and deliver ("Transfer") to Purchaser, and Purchaser shall purchase, acquire, accept and assume from Seller, all of Seller's rights and interest in and to the Seller Portfolio, including all contracts, contract rights, customer lists, merchant accounts, agent agreements, independent sales organization agreements, computer printouts, papers and other documents in the possession of Seller relating to the Seller Portfolio, as are further set forth in Schedule 1.01 attached hereto. The Seller Portfolio together with the other assets referenced in Schedule 1.01 are collectively referred to as the "Assets."

         1.02. Non-Assumption of Liabilities. Except for the liabilities specifically assumed hereby and liabilities arising after the Effective Date (as defined in Section 1.08 hereof) related to post-Effective Date transactions pertaining to the Assets, Purchaser will not assume any debts, liabilities, obligations, expenses, taxes, contracts or commitments of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise. With the exception of any liability or losses resulting from or related to third party consents to be obtained subsequent to the Closing Date, which indemnification is excluded under this Section 1.02 but separately set forth in, and limited by, Section 1.07, the Seller hereby indemnifies Purchaser and its successors, assigns, parent companies, affiliates, officers, directors, agents, attorneys and insurers against and holds Purchaser harmless from any and all damages, claims, causes of action, defenses, liabilities, losses or obligations (collectively "Damages") relating to pre-Effective Date transactions pertaining to the Assets. Purchaser hereby indemnifies Seller and its successors, assigns, parent companies, affiliates, officers, directors, agents, attorneys and insurers against and holds Seller harmless from any and all Damages, relating to post-Effective Date transactions pertaining to the Assets.
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         1.03.    Merchant Chargeback.

         (a) Subsequent to the Closing, all merchant chargebacks and penalties pertaining to pre-Effective Date transactions will be processed in the ordinary course of business, and debited from the operating accounts of the affected merchants, consistent with the applicable Merchant Agreements, regardless of the location of the operating accounts. To the extent that the funds within such operating accounts are insufficient to pay any chargebacks and/or penalties and assessments imposed by Visa USA, Inc. or Mastercard International, Inc., (collectively, "Unfulfilled Chargebacks"), such Unfulfilled Chargebacks pertaining to the pre-Effective Date transactions will be processed utilizing funds set aside in the reserve accounts set forth in Section 1.03(b), subject to the provisions thereof.

         (b) Seller has in its possession certain reserves set aside for Unfulfilled Chargebacks. The pre-Effective Date reserve accounts, as of the Closing, are as set forth in Schedule 1.03 attached hereto ("Pre-Effective Date Reserves"). As soon as possible following the Closing, the parties shall substitute a new Schedule
             1.03 containing the actual account balances of the Pre-Effective Date Reserves (through June 30, 2001), in substantially the same form as Schedule 1.03 attached hereto. Subsequent to the Effective Date, the accounts in which the Pre-Effective Date Reserves are deposited will be maintained at Seller until the termination of the Interim Processing Agreement executed concurrently herewith, at which time any remaining Pre-Effective Date Reserves will be transferred to another financial institution, which is a member in good standing of the national credit card associations, at Purchaser's direction ("Purchaser's Bank"). Notwithstanding the transfer of the Pre-Effective Date Reserves, Purchaser shall direct Purchaser's Bank to debit the applicable Pre-Effective Date Reserves in the amount of the Unfulfilled Chargebacks related to transactions which occur prior to the Effective Date not to exceed the amount of the Pre-Effective Date Reserves existing on the Effective Date. All such Chargebacks shall be honored on a chronological basis, with the oldest being honored first. To the extent that Seller is required to advance funds for any Unfulfilled Chargebacks, Seller shall be entitled to reimbursement by Purchaser to the extent of the Pre-Effective Date Reserves existing on the Effective Date.

         1.04. Limitation on Representations and Warranties. Except for the representations and warranties set forth in Article II herein, the sale of the Seller Portfolio is on an as is, where is basis, and with all faults. Purchaser has had an opportunity to conduct its due diligence investigation and otherwise examine the Seller Portfolio to its satisfaction. Purchaser warrants that, other than the written representations and warranties contained in Article II herein, no person acting on behalf of Seller is authorized to make, and by execution hereof, Purchaser acknowledges and agrees that, except as specifically provided in this Agreement, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, as to, concerning or with respect to the Seller Portfolio.

         1.05.    Purchase Price.

                           (a) The purchase price for the Seller Portfolio shall be Five Million, Eight Hundred Thousand Dollars ($5,800,000.00), in cash, due and payable at Closing.

                           (b) In addition to the Purchase Price described in Section 1.05(a) above, the Seller shall be entitled to one of the following:

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                                      (i)   upon the Seller's large merchant,
                                            European Health Concepts, its
                                            successors or assigns (hereinafter
                                            referred to as the "Major Merchant")
                                            entering into a twenty four (24)
                                            month service agreement with
                                            Purchaser within six (6) months of
                                            the Closing Date, the Seller shall
                                            be entitled to receive a lump sum
                                            payment of Four Hundred Thousand
                                            Dollars ($400,000.00) in the
                                            aggregate, within 15 days of the
                                            signing of the Major Merchant
                                            service agreement; OR

                                      (ii)  So long as the Major Merchant
                                            continues to process with Purchaser
                                            (or one of its wholly owned
                                            subsidiaries) within 5% of its
                                            current processing levels and
                                            pricing levels (at the Closing
                                            Date), the Seller shall be entitled
                                            to receive an additional Four
                                            Hundred Thousand Dollars
                                            ($400,000.00) in the aggregate,
                                            payable in three equal installments
                                            every six months during the eighteen
                                            (18) month period immediately after
                                            Closing, with the first payment due
                                            seven months from the Closing Date.
                                            If, however, at the end of any six
                                            (6) month period described above,
                                            the Major Merchant is no longer
                                            processing with the Purchaser, the
                                            Seller shall not be entitled to
                                            receive any further payment from the
                                            Purchaser. Seller shall be paid this
                                            additional sum no later than four
                                            weeks after the close of the period
                                            of time in question.

         The foregoing purchase price is allocated by the Parties entirely to the purchase of the contracts, contract rights, customer lists, merchant accounts, agent agreements, independent sales organization agreements, computer printouts, papers and other documents relating to the Seller Portfolio, and as consideration for the non-solicitation provision.

         1.06. Instruments of Conveyance and Transfer, Etc. Subject to the receipt of any third party consents listed on Schedule 2.03 not yet received on the Closing Date, Seller is delivering to Purchaser herewith such assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser, as is necessary to complete the Transfer and be effective to vest in Purchaser all of Seller's rights and interest in the Assets free of all liens or encumbrances or other claims of third parties other than those disclosed in Schedule 1.06, and simultaneously with such delivery, is taking such steps as may be necessary to put Purchaser in operating control of the Seller Portfolio. Purchaser is delivering to Seller such acknowledgments or assumption agreements herewith as may be required to assume the obligation to perform service under the Bank Agreements subsequent to the Effective Date with respect to post-Effective Date transactions. The consummation of the Closing shall be deemed to constitute Seller's acknowledgment of satisfaction as to such acknowledgments and assumptions. The documents delivered pursuant to this section shall be dated as of the Closing Date. Seller shall use its best efforts and take all commercially reasonable steps necessary to secure the third-party consents and/or assumption agreements which remain outstanding as of the Closing.

         1.07. Further Assurances. From time to time after the Closing, without further consideration, Seller will execute and deliver such other reasonable instruments of conveyance, assignment, transfer and delivery and take such other action, so long as those actions do not necessitate the purchase of any computer hardware or the hiring or contracting for the services of any information technology staff, as Purchaser reasonably may request in order more effectively to transfer, convey, assign and deliver to Purchaser, and to place Purchaser in control of, the Assets, so long as such matters are under the control of Seller. Seller will use its best efforts and take all

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commercially reasonable steps to secure the required consents of any third parties whose consent was required by this Agreement, but not obtained prior to the Closing Date, as identified in Schedule 2.03. Seller shall, up to a maximum total aggregate amount of Five Hundred Thousand Dollars ($500,000.00), indemnify and hold Purchaser harmless for any actual losses suffered by Purchaser due to obtaining or failing to obtain the third party consents identified in Schedule
2.03 subsequent to the Closing. Further, Purchaser shall not seek such indemnity or compensation for damages unless its actual damages, in the aggregate, equal or exceed Ten Thousand Dollars ($10,000.00), resulting from the Closing prior to obtaining all such third party consents identified in Schedule 2.03.

         1.08. Closing Date. The purchase and sale of the Seller Portfolio pursuant to this Agreement (the "Closing") shall take place on June 29, 2001, at the office of Seller. The date of Closing is referred to in this Agreement as the "Closing Date." Irrespective of the actual time of Closing, for all economic purposes, including without limitation the allocation of chargebacks liability, and revenue relating to the Assets, the Closing will be deemed to have taken place and shall be effective as of July 1, 2001 ("Effective Date"); provided, however, that all representations, warranties and covenants (to the extent any covenants are to be performed after Closing) shall be measured and determined as of the Closing Date.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         2.01. Corporate Organization; Etc. Seller is a federal savings bank duly organized, validly existing and in good standing and has full corporate power and authority to carry on the business as it is now being conducted and to own the properties and assets it now owns, including the Seller Portfolio.

         2.02. Authorization. Seller has full corporate power and authority to enter into this Agreement and carry out the transactions contemplated hereby. The Board of Directors of Seller has duly authorized the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby.

         2.03. No Violation. Neither the execution and delivery of this Agreement, nor the performance by Seller of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Articles of Incorporation or Bylaws of Seller; (b) would require the consent of any other party which has not been obtained prior to Closing, except as described in Schedule 2.03, constitute a breach of, or result in the creation or imposition of any lien upon the Seller Portfolio under, any agreement or commitment to which Seller is a party or by which Seller is bound; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Seller is subject.

         2.04. Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller.

         2.05. No Undisclosed Liabilities; Etc. Seller has no known material liabilities or obligations of any nature, absolute, accrued, contingent or otherwise, that adversely impact the Seller Portfolio.

         2.06. Litigation. Other than the litigation disclosed in Schedule 2.06, there is no known action, proceeding or investigation pending or threatened against Seller, or any properties or rights

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of Seller, before any court, arbitrator or administrative or governmental body that would involve the Seller Portfolio in any manner.

         2.07. Seller Portfolio. The list of the accounts contained in the Seller Portfolio is attached hereto as Exhibit C, which sets forth (a) the name of the individual Merchant, (b) the address, (c) the current month-to-date sales, (d) the current year-to-date sales and (e) the discount rate paid by Merchant, is accurate and complete in all material respects to the best knowledge of Seller. The Seller's most recent Visa USA, Inc. and MasterCard International Inc. settlement reports are attached hereto as Schedule 2.07, and are accurate and complete in all material respects to the best knowledge of Seller. Further to the best knowledge of Seller, no Merchant intends to materially change its transaction volume following the Closing, and Seller has no reason to believe any of the Bank Agreements are unenforceable. Finally, to the best knowledge of Seller, Seller is not subject to any material agreements involving Merchants or the Seller Portfolio which are not being assigned to Purchaser pursuant to this Agreement. The knowledge of Seller in this Agreement refers to the knowledge of Richard S. Cupp, President and Chief Executive Officer of Seller and Cathy Herring. With respect to the information referenced in items (c), (d) and (e) above, the information is not presently included in
Schedule 2.07, but will be provided by Seller as soon as commercially practicable after the Closing Date.

         2.08. Licenses, Permits and Authorizations. Seller has all approvals, authorizations, consents, licenses, franchises, orders and other permits of all governmental or regulatory agencies, whether federal, state, local or foreign, the absence of which would impair the Seller Portfolio.

         2.09. Disclosure. No representations or warranties by Seller in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein not misleading. There is no fact or development known to Seller which materially adversely affects, or which might in the future, in Seller's reasonable judgment, materially adversely affect the Seller Portfolio or Purchaser's continuing business relationship with the Merchants, which has not been set forth in this Agreement.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser and iPayment hereby represents and warrants to Seller as follows:

         3.01. Corporate Organization; Etc. Purchaser and iPayment are at the date hereof, and will be on the Closing Date, corporations duly organized, validly existing and in good standing under the laws of the State of Tennessee, are solvent, and have corporate power and authority to carry on their business as now being conducted, and Purchaser is duly authorized to conduct such business in the State of California. The purchase price will be paid by iPayment, which is the sole shareholder of Purchaser.

         3.02. Authorization, Etc. Purchaser and iPayment have full corporate power and authority to enter into this Agreement and carry out the transactions contemplated hereby. The Boards of Directors of Purchaser and iPayment have duly authorized the execution and delivery by Purchaser of this Agreement, the performance by Purchaser and iPayment of their obligations hereunder and the consummation of the transactions contemplated hereby.

         3.03. No Violation. Neither the execution and delivery of this Agreement, nor the performance by Purchaser or iPayment of their obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Charters or Bylaws of Purchaser or iPayment; (b) would require the consent of any other party which has not been obtained

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prior to Closing; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Purchaser or iPayment is subject.

         3.04. Litigation. There is no known action, proceeding or investigation pending or, to the best knowledge and belief of Purchaser, threatened against Purchaser, or any properties or rights of Purchaser, before any court, arbitrator or administrative or governmental body, which questions or challenges the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV
                   NON-SOLICITATION COVENANT; CONFIDENTIALITY

         4.01.    Seller's Non-Solicitation Covenant. During the period of five
(5) years following the Closing Date, Seller and its successors in interest, assigns and affiliates, shall not (i) other than mass market campaigns not specifically directed toward any Merchant, directly solicit any Merchant for purposes of providing credit card authorization and related services to any of the Merchants, wherever located, or (ii) intentionally or knowingly interfere with, disrupt or attempt to disrupt any past, present or prospective business relationship, contractual, between Purchaser and any Merchant, client, supplier, consultant, agent or employee of Purchaser; provided, however, nothing herein shall prevent Seller or its successors, assigns and affiliates from contracting with any such Merchant, client, supplier, consultant, agent or employee in a manner that does not interfere with, disrupt or attempt to disrupt any contractual relationship between such person and Purchaser or from accepting any unsolicited business relationships of any kind with any such person. Notwithstanding the foregoing: (a) neither Seller nor its successors, assigns or affiliates shall be prohibited from contracting with any Merchant that terminated service with Purchaser at least six months prior to entering into a contract with Seller, so long as Seller was not in breach of this covenant with respect to such Merchant prior to entering into such contract; and (b) mass marketing campaigns not specifically directed toward any Merchant and done without violation of Section 4.02 by any successor, assign or affiliate of Seller shall not be deemed a violation of this Section 4.01.

         4.02. Confidentiality. Unless otherwise required by law, Seller agrees that during the period of five (5) years following the Closing Date, it will not voluntarily at any time, directly or indirectly, communicate, furnish, divulge or disclose to any individual, firm, association, partnership or corporation except to its accountants, attorneys, regulators, or to persons or entities who are conducting due diligence for purposes of acquiring Purchaser or its parent/holding company, subject, however, to a confidentiality agreement, , any knowledge or information with respect to any matters concerning or relating to the Merchants or the Seller Portfolio, including but not limited to, copies or originals of any information supplied to Purchaser.

         4.03. Right to Injunctive Relief. Seller agrees and acknowledges that the violation of the foregoing covenants set forth in Sections 4.01 and
4.02 would cause irreparable injury to Purchaser and that the remedy at law for any violation or threatened violation would be inadequate and that Purchaser, provided that Purchaser shall be in compliance with this Agreement, shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages.

         4.04. Notice of Merchant Conversion. If Seller discovers that it has accepted the application for credit card authorization services from a Merchant, except as permitted in Section 4.01 above, for a five year period from the date hereof, it shall promptly notify Purchaser. Purchaser agrees that in the event that Seller takes processing applications from any of the Merchants, except as permitted in Section 4.01 above, Purchaser shall, prior to taking the actions permitted in Section 4.03 above, give written notice to the Seller and Seller shall then have 30 days in which to assign such processing application to Purchaser or to cancel the processing agreement between Seller and such Merchant. If

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the Seller fails to take such action within the 30 day period, Purchaser shall then be entitled to pursue any remedies against Seller, including without limitation, the remedies provided in Section 4.03.

                                   ARTICLE V
                  DELIVERY OF DOCUMENTS AT OR PRIOR TO CLOSING

         5.01. Delivery of Documents by Seller. With the exception of those third party consents which are not available as of the Closing, as identified in
Schedule 2.03, at or prior to the Closing, Seller shall deliver to Purchaser, unless waived by Purchaser, the following documents and instruments:

                  (a) all consents from government agencies and third parties necessary to complete the Transfer and otherwise to consummate the transactions contemplated hereby;

                  (b) such bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and assignment, reasonably satisfactory in form and substance to Purchaser and its counsel, as shall be necessary to vest all of Seller's rights and interest in, and title to, the Seller Portfolio in Purchaser and otherwise to consummate the transactions contemplated hereby;

                  (c) the most recent VISA/MASTERCARD Settlement Report and copies of such other documents and computer printouts requested by Purchaser related to the Seller Portfolio. Seller may delete all information not related to the Seller Portfolio. Seller shall deliver to Purchaser originals of all documents that relate to the Seller Portfolio;

                  (d) written instruments whereby the creditors, if any, listed on Schedule 5.01(d) hereto, if any, have effectively released and discharged the security interests referred to in said schedule; and

                  (e) such other documents or instruments as Purchaser may reasonably request.

         5.02. Delivery of Documents by Purchaser. At or prior to the Closing, Purchaser shall deliver to Seller, the following documents and instruments:

                  (a) the purchase price set forth in Section 1.05(a) hereof; and

                  (b)      the Purchaser's Receipt.

         5.03 Concurrent Agreements. At or prior to the Closing, Purchaser and Seller shall enter into an Interim Processing Agreement and an Interim Marketing Agreement.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

         6.01. No Brokerage. With the exception of Jack Shoykhet of JBS Group, Inc., whose services will be paid by Seller, each party hereto represents and warrants to the other party hereto that it has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement or the transactions contemplated hereby, and each party agrees to indemnify and hold the other party harmless against and in respect of any such obligation or liability based in any way on agreements, arrangements or understandings claimed to have been made by such party with any third party.

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         6.02.    Survival. Each party hereto covenants and agrees that (i) its representations and warranties contained in this Agreement and in any instrument of sale, assignment, conveyance and transfer executed and delivered pursuant to this Agreement, (ii) the provisions of Sections 1.02, 1.03, 1.04, 1.05, 1.06,
1.07 and 6.02, and (iii) the covenants of the Seller in Article IV, shall survive the Closing Date.

         6.03. Amendments. Purchaser and Seller may amend, modify or supplement this Agreement only by an instrument in writing signed on behalf of Purchaser and Seller.

         6.04. Waivers. Either party to this Agreement may, by written notice to the other, (a) extend the time for the performance of any of the obligations or other actions of the other party; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the covenants of the other party contained in this Agreement; and (d) waive or modify performance of any of the obligations of the other party. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         6.05. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement including counsel and accountant's fees.

         6.06. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if mailed, certified mail, return receipt requested, with postage prepaid:

                  (a)      If to Seller, to:
                           Mr. Richard Cupp
                           President/Chief Executive Officer
                           First Bank of Beverly Hills, F.S.B.
                           23901 Calabasas Road, Suite 1050
                           Calabasas, California  91302-1542

                           With copy to Steven N. Richman
                           c/o Epport & Richman, LLP
                           10100 Santa Monica Boulevard, Suite 1450
                           Los Angeles, California 90067 4118

                  (b)      If to Purchaser, to:
                           Beverly Hills Acquisition Corp.
                           c/o iPayment Holdings, Inc.
                           Attn: Afshin Yazdian, General Counsel
                           30 Burton Hills, Suite 520
                           Nashville, Tennessee  37215

                           With a copy to:
                           Howard Herndon, Esq.
                           Waller Lansden Dortch & Davis,
                           A Professional Limited Liability Company
                           511 Union Street, Suite 2100

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                           Nashville, Tennessee  37219-1760

or to such other person or address as either party shall furnish the other party in writing.

         6.07. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned without the prior written consent of the other party.

         6.08. Governing Law. THE PROVISIONS OF THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES ARISING THEREFROM SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

         6.09 Venue. Any and all disputes between the parties which may arise pursuant to this Agreement shall be heard and determined before an appropriate federal or state court located in Los Angeles, California. The parties hereto acknowledge that such courts have the jurisdiction to interpret and enforce the provisions of this Agreement, and the parties waive any and all objections that they may have as to jurisdiction, venue or conflict of law issues in any of the above courts.

         6.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures may be accepted as originals.

         6.11. Schedules and Headings. Information set forth in the Schedules hereto is deemed to have been disclosed for all purposes of this Agreement.

         6.12. Entire Agreement. This Agreement, including the Schedules, the Concurrent Agreements set forth in Section 5.03 and other documents referred to herein which form a part hereof, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         6.13 Severability. In the event any portion of this Agreement may be determined by any Court of competent jurisdiction to be unenforceable, the balance of the Agreement shall be severed therefrom and shall continue in full force and effect unless a failure of consideration would thereby result.

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         6.14.    Attorneys Fees. Notwithstanding anything in Section 6.05,
should a dispute, including but not limited to any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement, or the rights and duties of any person or entity hereunder, the party or parties prevailing shall be entitled to attorneys' fees, expenses of counsel and court costs incurred by reason of such action.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                            SELLER

                            FIRST BANK OF BEVERLY HILLS, a Federal Savings Bank

                            By:      /s/ illegible
                                     ________________________________
                            Title:   Pres./CEO
                                     ________________________________

                            PURCHASER

                            BEVERLY HILLS ACQUISITION CORP.
                            a Tennessee Corporation

                            By:      /s/ Greg S. Daily
                                     ________________________________
                            Title:   CEO
                                     ________________________________

                            iPAYMENT

                            iPAYMENT HOLDINGS, INC., a Tennessee Corporation

                            By:      /s/ Greg S. Daily
                                     ________________________________
                            Title    CEO
                                     ________________________________

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